Exhibit 99.1

KINGSWOOD ACQUISITION CORP. MAKES ANNOUNCEMENTS

REGARDING TWO SPECIAL MEETINGS OF STOCKHOLDERS

NEW YORK, NEW YORK, February 20, 2024 – Kingswood Acquisition Corp. (OTC: KWAC) (the “Company”) made announcements today concerning its two upcoming special meetings of its stockholders.

Extension Meeting

The Company confirmed today that the special meeting of the Company’s stockholders to vote upon an extension of the date by which the Company must effectuate an initial business combination or redeem all of its Class A common stock included as part of the units sold in the Company’s initial public offering from February 24, 2024 to March 15, 2024 (the “Extension Meeting”) will be held on February 22, 2024 at 10:00 a.m., Eastern Time, as originally scheduled.

Stockholders wishing to exercise their redemption rights with respect to their public shares in connection with the Extension Meeting must submit a redemption demand and deliver public shares to be redeemed to the Company’s transfer agent prior to 5:00 p.m., New York time, on February 20, 2024 (two days prior to the Extension Meeting). If the extension is approved and implemented, stockholders who do not elect to redeem their public shares in connection with the Extension Meeting will retain their right to vote on an initial business combination and the right to redeem their public shares for cash (including their pro rata share of additional amounts deposited into the trust account) in the event an initial business combination is approved and completed or the Company does not consummate an initial business combination by March 15, 2024.

Business Combination Meeting

Separately, the Company announced today that the special meeting of the Company’s stockholders to vote upon the Company’s initial business combination and related matters (the “Business Combination Meeting”), which was originally scheduled for Thursday, February 22, 2024, at 12:00 p.m., Eastern Time, is being postponed to Wednesday, March 6, 2024, at 11:00 a.m., Eastern Time.

As a result of such postponement, the Company has extended the deadline for the delivery of redemption demands in connection with the Business Combination Meeting from February 20, 2024 to 5:00 p.m., New York time, on March 4, 2024 (two business days prior to the new Business Combination Meeting date).

The Business Combination Meeting will still be held via live webcast at www.cstproxy.com/kingswoodacquisition/2024 and there has been no change to the record date for, the purpose of or any of the proposals to be acted upon at the Business Combination Meeting.

Stockholders who have questions or need assistance in connection with the either the Extension Meeting or Business Combination Meeting should contact the Company’s proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, KWAC.info@investor.morrowsodali.com.

About the Company

The Company is a blank check company incorporated under the laws of the State of Delaware on July 27, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more businesses, which is referred to herein as an initial business combination. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, the Company is focusing its search on companies with favorable growth prospects and attractive returns on invested capital.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Forward-looking statements are statements that are not historical facts, and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Factors that may cause such differences include, without limitation, the Company’s ability to accurately calculate the amount of taxes owed that can be withdrawn from interest earned in the trust account, the amount of funds that may be available in the Company’s trust account following redemptions, permitted withdrawals, and other risks and uncertainties indicated from time to time in filings with the Securities and Exchange Commission (“Commission”), including the definitive proxy statements relating to the Extension Meeting and Business Combination Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, in each case under the heading “Risk Factors,” and other documents the Company has filed, or will file, with the Commission.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Participants in the Solicitation

The Company and its sponsor, officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders for purposes of both the Extension Meeting and the Business Combination Meeting. Information about the Company’s sponsor, officers and directors and their ownership of the Company’s common stock and their direct and indirect interests are described in the definitive proxy statements relating to the Extension Meeting and Business Combination Meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Additional Information and Where To Find It

On February 12, 2024, the Company filed a definitive proxy statement on Schedule 14A with the Commission in connection with the solicitation of proxies by the Company’s board of directors for the Extension Meeting. On February 14, 2024, the Company filed a definitive proxy statement on Schedule 14A with the Commission in connection with the solicitation of proxies by the Company’s board of directors for the Business Combination Meeting. The Company urges investors, stockholders and other interested persons to read the proxy statements as well as other documents filed by the Company with the Commission, as these documents may contain important information about the Company and the proposals to be considered and voted upon at the Extension Meeting and Business Combination Meeting. Stockholders may obtain copies of the proxy statements and other documents filed with the Commission, without charge, at the Commission’s website at www.sec.gov or by directing a request to the Company at 17 Battery Place, Room 625, New York, New York 10004 or by telephone at (212) 404-7002, or to the Company’s proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, KWAC.info@investor.morrowsodali.com.

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